                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Sterling Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                                                      March 24, 2000

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Sterling Financial Corporation. The Annual Meeting will be held on Tuesday, April 25, 2000, at 10:00 a.m., at the Spokane Agricultural Trade Center.

The formal Notice of Annual Meeting of Shareholders and the Proxy Statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its Shareholders and, accordingly, recommends that you vote "FOR" each of the proposals.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support is sincerely appreciated.

                                                      Sincerely,

                                                      /s/ Harold B. Gilkey

                                                      Harold B. Gilkey
                                                      Chairman of the Board
                                                      and Chief Executive
                                                      Officer

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

      The Annual Meeting of Shareholders (the "Annual Meeting") of Sterling Financial Corporation ("Sterling") will be held in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington, on Tuesday, April 25, 2000, at
10:00 a.m., local time, for the following purposes:

     1.  To elect four Directors of Sterling;

     2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for Sterling for 2000; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

      All of these proposals are more fully described in the Proxy Statement which follows. Only record holders of shares of Sterling's Common Stock at the close of business on February 29, 2000 are entitled to vote at the Annual Meeting. As of February 29, 2000, there were 8,099,028 shares of Common Stock outstanding.

      YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

                                            By Order of the Board of Directors,

                                            /s/ Ned M. Barnes

                                            NED M. BARNES

                                            Secretary

Spokane, Washington
March 24, 2000

                                     [LOGO]

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 2000

GENERAL

      This Proxy Statement is being furnished to Shareholders in connection with the solicitation by the Board of Directors of Proxies to be used at the Annual Meeting of Shareholders to be held on April 25, 2000 (and any adjournments thereof). This Proxy Statement and the accompanying form of proxy (the "Proxy"), the Notice of Annual Meeting of Shareholders (the "Notice") and the Annual Report to Shareholders are being mailed to Shareholders on or about March 24, 2000. Unless the context clearly suggests otherwise, references in this Proxy Statement to Sterling include its subsidiaries.

      HOLDERS OF COMMON STOCK OF STERLING ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

TIME AND PLACE OF ANNUAL MEETING

      The Annual Meeting will be held on Tuesday, April 25, 2000 at 10:00 a.m. in the Conference Theater of the Agricultural Trade Center (located in the Convention Center), 334 West Spokane Falls Boulevard, Spokane, Washington.

RECORD DATE

      The Board of Directors of Sterling has fixed February 29, 2000 as the record date (the "Record Date") for the determination of Shareholders of Sterling who are entitled to receive notice of and to vote at the Annual Meeting.

VOTING AND REVOCABILITY OF PROXIES

      Proxies properly signed and returned in time for the Annual Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Persons named in the Proxy to represent Shareholders at the Annual Meeting are Harold B. Gilkey and William W. Zuppe. If a Proxy is signed and returned without indicating any voting instructions, the Proxy will be voted "FOR" the proposals listed in the Notice. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time prior to the commencement of the Annual Meeting by the filing with the Secretary of Sterling of a written notice of revocation or of a duly executed Proxy bearing a later date. All such notices of revocation or Proxies should be addressed to the Secretary of Sterling in care of Sterling Financial Corporation, 111

North Wall Street, Spokane, Washington 99201, not less than four business days prior to the Annual Meeting. After this time, all such notices of revocation or Proxies should be personally delivered to the Secretary or the Assistant Secretary of Sterling in the meeting room on the day of the Annual Meeting prior to the commencement of the Annual Meeting. Attendance or voting at the Annual Meeting will not, in and of itself, constitute revocation of a Proxy. If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you must obtain a Proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

VOTING SHARES AND REQUIREMENTS

      As of the Record Date, there were 8,099,028 shares of Common Stock of Sterling, par value $1.00 per share (the "Common Stock"), outstanding. Each share of Sterling's Common Stock outstanding on the Record Date is entitled to one vote on each matter properly submitted at the Annual Meeting. Shares of Common Stock can be voted only if the owner of record is present to vote or is represented by Proxy at the Annual Meeting. The holders of a majority of the shares of Common Stock outstanding on the Record Date, present in person or represented by Proxy, shall constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item. The nominees for election as Directors receiving the largest number of votes cast at the Annual Meeting will be elected Directors. Abstentions and broker non-votes are not counted for purposes of the election of Directors. The affirmative vote by the holders of the majority of the Common Stock present in person or represented by Proxy and entitled to vote is required to approve the other matters to be acted upon at the Annual Meeting. An abstention is counted as a vote against, and a broker non-vote is not counted for purposes of approving those matters.

SOLICITATION OF PROXIES

      The cost of the solicitation of Proxies will be borne by Sterling. Sterling will, upon request, reimburse persons holding stock for others for their reasonable expenses in sending proxy materials to their principals and obtaining their Proxies. In addition to solicitation by mail, Proxies may be solicited in person or by telephone, telefax or other types of communications by Directors, Officers, and Employees of Sterling or others, without additional compensation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that Shareholders vote "FOR" each of the proposals listed in the Notice.

                       PROPOSAL 1: ELECTION OF DIRECTORS

      The Board of Directors currently consists of nine Directors who are divided into three classes. The members of each class serve three-year terms, and one class is elected annually. The Board of Directors has nominated the three individuals listed below for election as Directors to serve terms of three years ending at the annual meeting of Shareholders of Sterling in the year 2003 or when their respective successors have been duly elected and qualified. The nominees are:

                               Rodney W. Barnett
                                David O. Wallace
                                William W. Zuppe

      In addition, Thomas H. Boone was appointed in May 1999 to fill a vacancy on the Board of Directors. The Board of Directors has nominated Mr. Boone for election as a Director to serve a term of two years ending at the annual meeting of Shareholders of Sterling in the year 2002 or when his successor has been duly elected and qualified.

      Sterling has no reason to believe that any of the nominees will be unable to serve; however, should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified in the Proxy, Proxies will be voted in favor of the four persons who have been nominated by the Board of Directors. Sterling expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, Proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                            VOTE "FOR" THE NOMINEES
              BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

HAROLD B. GILKEY

      Mr. Gilkey, 60, has served as Chairman of the Board and Chief Executive Officer of Sterling since its inception and as Chairman of the Board and Chief Executive Officer of Sterling Savings Bank ("Sterling Savings") since 1981.
Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board of INTERVEST-Mortgage Investment Company ("INTERVEST"), Action Mortgage Company ("Action Mortgage") and Harbor Financial Services, Inc. ("Harbor Financial"), subsidiaries of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 19 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, and Senior Vice President of Old National Bank of Spokane, Washington. Prior to this, Mr. Gilkey was employed by Bank of America for twelve years. Mr. Gilkey is a past Director of the Washington Savings League and a member of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the FDIC. Mr. Gilkey received his degree in Business Administration from the University of Montana in 1962 and his Master of Business Administration degree from the University of Southern California in 1970. His term expires in 2002.

WILLIAM W. ZUPPE

      Mr. Zuppe, 58, has served as Director, President and Chief Operating Officer of Sterling since its inception and as Director, President and Chief Operating Officer of Sterling Savings since 1981. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe is also Vice President and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage banking company. Mr. Zuppe is Chairman-Elect of the Washington Savings League Board of Directors and a member of its Legislative/Regulatory Committee, as well as a Board member of America's Community Bankers. If elected, his term will expire in 2003.

NED M. BARNES

      Mr. Barnes, 63, has served as Secretary and a Director of Sterling since its inception and as Secretary of Sterling Savings since 1981 and a Director since 1983. Mr. Barnes is also Secretary and serves as a Director of INTERVEST, Action Mortgage and Harbor Financial. Mr. Barnes is a Principal in the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. of Spokane, Washington, which he joined in 1965. Mr. Barnes' law practice emphasizes the areas of real estate, banking and corporate law. He is President and Director of the Spokane Community Mental Health Center and a Trustee of the Spokane City Library Board.
Mr. Barnes graduated from the University of Minnesota in 1958, earning a degree in Business Administration. He received his Juris Doctorate from the University of Washington in 1961. His term expires in 2001.

RODNEY W. BARNETT

      Mr. Barnett, 55, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is a Principal and General Manager of Carr Sales Company, an electrical supply firm in Spokane, Washington. Mr. Barnett is also a past Director of the National Association of Electrical Distributors and is a past Chairman of the Inland Empire Chapter of that Association. If elected, his term will expire in 2003.

THOMAS H. BOONE

      Mr. Boone, 59, has served as a Director of Sterling since 1999 and as a Director of Sterling Savings since 1998. Mr. Boone is an attorney and shareholder in the law firm of Boone, Karlberg & Haddon, P.C. of Missoula, Montana. He is a member and Past President of the Missoula YMCA Board of Directors and the Western Montana Bar Association, a member of the Board of Community Advisors for Missoula Youth Homes, and a Director and President of the Missoula County Scholarship Fund. Mr. Boone graduated from Harvard College and received his Juris Doctorate from Harvard Law School. Mr. Boone was a member of the Board of Directors of Big Sky Bancorp, Inc., which merged with Sterling in November 1998. If elected, his term will expire in 2002.

JAMES P. FUGATE

      Mr. Fugate, 67, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1989. He is the retired Superintendent of Auburn School District No. 408. Mr. Fugate is a former Director of Central Evergreen Savings & Loan Association. His term expires in 2001.

ROBERT D. LARRABEE

      Mr. Larrabee, 65, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. Mr. Larrabee is the former owner of Merchant Funeral Home in Clarkston, Washington. He is also a former Director of Laurentian Capital Corporation, a former Director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. His term expires in 2001.

ROBERT E. MEYERS

      Dr. Meyers, 74, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. He is a retired dentist from Clarkston, Washington. Dr. Meyers is a former Director of Lewis and Clark Savings & Loan Association. His term expires in 2002.

DAVID O. WALLACE

      Mr. Wallace, 62, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1981. He is the owner of Startup Business Planning. Mr. Wallace is a Past Chairman of the Citizens Advisory Council for School District No. 81 in Spokane, Washington. If elected, his term will expire in 2003.

COMPENSATION OF DIRECTORS

      Directors of Sterling are paid an annual fee of $2,500 plus a fee, which is currently $750, for every meeting attended. Each of the Directors of Sterling also serves as a Director of Sterling Savings for the same term. Directors of Sterling Savings are paid an annual fee of $2,500 plus a fee, which is currently $1,000, for every meeting attended. Additionally, Directors who also serve as Directors of the subsidiaries of Sterling Savings receive a fee, which is currently $250 for a principal subsidiary and $100 for other subsidiaries, for each meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

      Non-Employee Directors of Sterling also receive annual grants of non-qualified stock options. Such options have an exercise price equal to at least the fair market value of the Common Stock on the date of grant and generally expire ten years from the date of grant. In the event that a Non-Employee Director is removed from office for cause, all options granted to such Non-Employee Director pursuant to the automatic grants of non-qualified stock options described above will expire immediately upon such removal.

    ATTENDANCE AT MEETINGS. The Board of Directors of Sterling held 12 meetings during 1999. The Board of Directors of Sterling Savings also held 12 meetings during 1999. The Boards of Directors for all Sterling Savings subsidiaries held an aggregate of 30 meetings during 1999. Aggregating for each incumbent Director
(i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which each Director served, each member of Sterling's Board of Directors attended more than 75% of such meetings. The total combined attendance at all meetings by the incumbent Directors was 99.6%.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Boards of Directors of Sterling and Sterling Savings have established standing Personnel and Audit Committees. Neither Board has established a Nominating Committee.

      The Personnel Committees review and make recommendations to the Boards of Directors with respect to personnel policies which include, but are not limited to, officer and employee salaries and benefits. The Committees held four meetings during 1999 and currently consist of Directors Larrabee (Chairman), Fugate and Meyers.

      The Audit Committees oversee the financial reporting process and internal controls of Sterling and Sterling Savings. The Committees consult with the internal auditor, Sterling's independent auditors and management regarding internal accounting controls, the annual audit and regulatory examinations. The Committees held six meetings during 1999 and currently consist of Directors Barnett (Chairman), Barnes, Boone, Meyers and Wallace.

                               EXECUTIVE OFFICERS

      In addition to Messrs. Gilkey, Zuppe and Barnes, the Executive Officers of Sterling and its subsidiaries are David P. Bobbitt, Heidi B. Stanley, Daniel G. Byrne, Stephen L. Page, John M. Harlow, Stanton C. Parrish and John B. Richardson. Each Executive Officer has held his or her present position for the past five years unless otherwise stated.

DAVID P. BOBBITT

      Mr. Bobbitt, 52, serves as Executive Vice President-Community Banking of Sterling Savings. He joined Sterling Savings in March of 1996. Before joining Sterling Savings, Mr. Bobbitt was with West One Bank for 26 years. He serves as a Director of the Pacific Coast Banking School and of the Idaho Association of Commerce and Industry. He is an Advisory Director of the College of Business & Economics at the University of Idaho. He is a member of the Idaho Bankers Association Executive Council and the American Bankers Association Government Relations Council. He also serves on the Board of the Idaho Fish and Game Foundation. Mr. Bobbitt is a graduate of North Idaho College, the Pacific Coast Banking School and Harvard University's Advanced Management Program.

HEIDI B. STANLEY

      Ms. Stanley, 43, serves as Executive Vice President-Corporate Administration of Sterling Savings. She joined Sterling Savings in 1985.
Ms. Stanley was formerly employed by IBM in San Francisco, California, and Tucson, Arizona. She is an Executive Committee Board member of the Association of Washington Business (AWB), Washington Public Affairs Network (TVW), College of Business and Economics at Washington State University, Spokane Area Chamber of Commerce and the Spokane Intercollegiate Research and Technology Institute (SIRTI). She also serves on the Boards of Focus 21 and the Spokane Higher Education Leadership Group. Ms. Stanley graduated from Washington State University in 1979 with a degree in Business Administration.

DANIEL G. BYRNE

      Mr. Byrne, 45, has served as Chief Financial Officer, Senior Vice President-Finance and Assistant Secretary of Sterling since its inception. He also serves in the same capacities with Sterling Savings, which he joined in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST, Action Mortgage and Harbor Financial. Before joining Sterling, Mr. Byrne was on the staff of the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a member of Kiwanis International and a member of the Finance Committee for Gonzaga Preparatory School. Mr. Byrne is a certified public accountant and graduated from Gonzaga University in 1977 with a degree in accounting.

STEPHEN L. PAGE

      Mr. Page, 51, serves as Senior Vice President-Credit Management of Sterling Savings. He joined Sterling Savings in 1983. Prior to 1983, Mr. Page was employed by Kiemle and Hagood Company of Spokane, Washington as a Property Management Leasing Officer. He is a Director of the Educational Loan Foundation. Mr. Page graduated from the University of Utah in 1970 and received a Master of Business Administration degree from the University of New Mexico in 1973.

JOHN M. HARLOW

      Mr. Harlow, 57, serves as Vice President of Sterling Savings and President and Director of INTERVEST. He joined Sterling Savings in 1987. Mr. Harlow was formerly the President of the Mortgage Banking Division of Moore Financial Services of Portland, Oregon, Senior Vice President of Income Property Lending for Bancshares Mortgage Company of Spokane, Washington, and Vice President/ Regional Manager for I.D.S. Mortgage Company in Northern California. Mr. Harlow graduated from the University of Illinois in 1965 and is a Certified Mortgage Banker.

STANTON C. PARRISH

      Mr. Parrish, 49, serves as Vice President of Sterling Savings and President and Director of Harbor Financial. He joined Sterling Savings in 1983. Prior to 1983, Mr. Parrish was employed by Western Savings Association of Portland, Oregon. He is the Budget and Finance Chairman for Big Brothers and Sisters and President of the Advisory Board for the Downtown YMCA. Mr. Parrish is a 1972 graduate of Washington State University.

JOHN B. RICHARDSON

      Mr. Richardson, 48, serves as Vice President of Sterling Savings and President and Director of Action Mortgage. He joined Sterling Savings in November of 1998. Mr. Richardson was formerly Senior Vice President and Chief Operating Officer/National Loan Production manager for WMC Mortgage Corp., formerly Weyerhaeuser Mortgage Company, in Woodland Hills, California. He is a member of Toastmasters International and the Mortgage Bankers Association of America--Single Family Subcommittee. Mr. Richardson graduated from San Diego State University with a B.A. in Industrial Arts/ Business Management.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

      The following table sets forth, as of December 31, 1999, information about the only known beneficial owners of more than five percent of Sterling's Common Stock. The following information is based solely on statements filed with the Securities and Exchange Commission (the "SEC") or other information that Sterling believes to be reliable.

               NAME AND ADDRESS                 AMOUNT AND NATURE OF
             OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP            PERCENT OF CLASS
----------------------------------------------  --------------------            ----------------
Westport Asset Management, Inc.(1)                    770,600                         9.53
  253 Riverside Avenue
  Westport, CT 06880-4816

David L. Babson & Company, Inc.(2)                    497,400                         6.15
  One Memorial Drive
  Cambridge, MA 02142-1300

Dimensional Fund Advisors, Inc.(3)                    456,299                         5.64
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------

(1) Based on information provided by Westport Asset Management, Inc., which states that it has shared voting and dispositive power as to 658,600 shares and sole voting and dispositive power as to 112,000 shares.

(2) Based on information provided by David L. Babson & Company, Inc., which states that it has sole voting and dispositive power as to 497,400 shares.

(3) Based on information provided by Dimensional Fund Advisors, Inc., which states that it has sole voting power and shared dispositive power as to 456,299 shares.

      The following table sets forth, as of January 31, 2000, information concerning the beneficial ownership of Sterling Common Stock by each Director and Executive Officer named in the Summary Compensation Table and by all Directors and Executive Officers as a group.

                                                           AMOUNT AND NATURE
                         NAME OF                             OF BENEFICIAL            PERCENT
                    BENEFICIAL OWNER                           OWNERSHIP              OF CLASS
---------------------------------------------------------  ------------------         --------
Ned M. Barnes............................................        25,406(1)              *
Rodney W. Barnett........................................        21,989(2)              *
David P. Bobbitt.........................................        22,345(3)              *
Thomas H. Boone..........................................        27,212(4)              *
James P. Fugate..........................................        10,748(5)              *
Harold B. Gilkey.........................................       156,765(6)              1.98
John M. Harlow...........................................        47,212(7)              *
Robert D. Larrabee.......................................        18,030(5)              *
Robert E. Meyers.........................................        33,289(5)              *
Heidi B. Stanley.........................................        48,220(8)              *
David O. Wallace.........................................        12,441(9)              *
William W. Zuppe.........................................        86,365(10)             1.09

All Directors and Executive Officers as a Group (16
  persons)...............................................       639,055(11)             7.78

---------

*   Less than 1%

(1) Includes 987 shares as to which Mr. Barnes has shared voting and investment power, 14,726 shares held in a self-directed profit-sharing plan and 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000. Excludes 1,331 shares owned by the law firm of which Mr. Barnes is a principal, as to which shares Mr. Barnes disclaims beneficial ownership.

(2) Includes 5,898 shares owned by a profit-sharing plan, of which Mr. Barnett is the principal administrator and as to which shares he disclaims beneficial ownership, and 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000.

(3) Includes 19,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000 and 1,323 shares held for Mr. Bobbitt's individual account under the Sterling Savings Bank Employee Savings Plan (the "Savings Plan"). Excludes 4,408 shares held by Sterling's Deferred Compensation Plan and 430 shares (as of December 31, 1999) held by the Savings Plan for the benefit of Mr. Bobbitt, as to which shares Mr. Bobbitt disclaims beneficial ownership.

(4) Includes 9,074 shares owned by a profit-sharing plan, as to which shares
    Mr. Boone disclaims beneficial ownership, and 4,134 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000.

(5) Includes 7,000 shares issuable to this Director pursuant to stock options exercisable within 60 days of January 31, 2000. Excludes 234,192 shares held by Sterling's Deferred Compensation Plan, which is administered by Sterling's Personnel Committee of which this Director is a member. This Director disclaims beneficial ownership of these shares.

(6) Includes 61,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000 and 6,195 shares held for Mr. Gilkey's individual account under the Savings Plan. Excludes 98,730 shares held by Sterling's Deferred Compensation Plan and 3,457 shares (as of December 31,
    1999) held by the Savings Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

(7) Includes 37,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000 and 4,812 shares held for Mr. Harlow's individual account under the Savings Plan. Excludes 18,070 shares held by Sterling's Deferred Compensation Plan and 1,919 shares (as of December 31,
    1999) held by the Savings Plan for the benefit of Mr. Harlow, as to which shares Mr. Harlow disclaims beneficial ownership.

(8) Includes 35,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000 and 2,765 shares held for Ms. Stanley's individual account under the Savings Plan. Excludes 16,022 shares held by Sterling's Deferred Compensation Plan and 1,649 shares (as of December 31,
    1999) held by the Savings Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

(9) Includes 7,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000.

(10) Includes 62,250 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000 and 3,561 shares held for Mr. Zuppe's individual account under the Savings Plan. Excludes 68,922 shares held by Sterling's Deferred Compensation Plan and 3,203 shares (as of December 31,
    1999) held by the Savings Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(11) Includes 353,284 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2000 and 28,865 shares held in individual accounts under the Savings Plan. Excludes 234,192 shares held by Sterling's Deferred Compensation Plan and 15,421 shares (as of December 31, 1999) held by the Savings Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

              PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

    Sterling seeks to promote a strong pay-for-performance culture by aligning compensation with Sterling's performance. Sterling's Board of Directors believes that compensation should:

- relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer's contribution thereto;

- reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

- help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

- reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

      The Personnel Committee, which is composed of three Non-Employee Directors, administers the compensation of the Chief Executive Officer (the "CEO") and the other Executive Officers of Sterling and its subsidiaries ("Executive Officers"), subject to review and appropriate approval of Sterling's Board of Directors.

      In determining executive compensation, Sterling uses peer group comparisons as part of its overall analysis. The Personnel Committee believes that companies operating in the banking and financial services industries are appropriate to include in its compensation analysis. Additionally, the Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies.

      Several factors are used to measure the performance of Sterling and its Executive Officers. In order to measure corporate financial and operating results, the Personnel Committee examines Sterling's return on equity and its earnings per share as compared to the performance of peers. Individual performance measures are designed to be reasonably attainable, under the immediate influence of the executive and related to the success of the individual.

COMPONENTS OF COMPENSATION

      At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation and stock options and benefits typically offered to executives of similar corporations.

    BASE SALARY. In establishing the base salaries of the CEO and the other Executive Officers, the Personnel Committee examines competitive peer group surveys and data in order to determine whether compensation is competitive with that offered by other companies in the banking and financial services industries. The Personnel Committee looks primarily at companies which are similar in terms of their size and the complexity of their operations. The Personnel Committee also takes into account Sterling's financial and operating performance as compared with the industry as a whole and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. In addition, the Personnel Committee considers the particular executive's performance, responsibilities, qualifications and experience in the banking industry.

    EXECUTIVE EMPLOYMENT AGREEMENTS. Sterling has entered into a separate employment agreement with each of the Named Executive Officers for a term that continues until either the Board of Directors in its sole discretion or the Named Executive Officer in his or her sole discretion terminates the respective agreement in accordance with its terms.

      Under the employment agreements, the annual salary of the Named Executive Officer is determined by the Chairman and the President of Sterling. Upon termination for any reason or resignation for Good Cause upon or within three years after a Change in Control (as Change in Control and Good Cause are defined in the individual employment agreements), certain Named Executive Officers will be paid three times (and certain Named Executive Officers will be paid two times) annual compensation including the greater of salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or salary and actual bonus for the prior calendar year (annualized if the Named Executive Officer was not employed by Sterling for the entire calendar year), but excluding the value of grants of stock options or restricted stock. In addition, all of the Named Executive Officer's outstanding, unvested options will immediately vest and become exercisable and, subject to prior approval of the Board, restrictions on all or certain grants of the Named Executive Officer's restricted stock will immediately lapse.

      Under the terms of the agreements, if a change-of-control payment constitutes a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the agreement provides for payment of an additional amount (the "Gross-Up Payment") to the Named Executive Officer within a specified period of time. The Gross-Up Payment would be equal to the amount necessary to cause the net amount retained by the Named Executive Officer, after subtracting the parachute excise tax imposed by Section 4999 of the Code (the "Excise Tax") and any federal, state and local income taxes, FICA tax and Excise Tax on the Gross-Up Payment, to be equal to the net amount the Named Executive Officer would have retained had no Excise Tax been imposed and no Gross-Up Payments been paid.

    ANNUAL CASH INCENTIVE COMPENSATION. Sterling maintains an Annual Cash Incentive Compensation Program. The annual component of this plan is intended to encourage and reward the achievement of (1) growth in Sterling's reported earnings and (2) targeted returns on equity. These criteria are deemed by the Personnel Committee to be critical to increasing Shareholder value. The plan also is designed to assist in the attraction and retention of qualified employees, to further link the financial interests and objectives of employees with those of Sterling, and to foster accountability and teamwork throughout Sterling.

    DEFERRED COMPENSATION PLAN. Since 1984, Sterling has maintained a non-qualified Deferred Compensation Plan. The Deferred Compensation Plan component of the overall compensation plan is intended to link compensation to the long-term performance of Sterling and to provide a strong incentive for increasing Shareholder value. As of January 31, 2000, there were nine participants in the Deferred Compensation Plan. The Personnel Committee may, as it has done in the past, choose additional participants from a group of management employees. Contributions to the Plan for each given year are determined by the Board following recommendations by the Personnel Committee. All amounts in a participant's account become 100% vested upon a change of control; when the related participant attains normal retirement age; when the employment of the related participant terminates due to death or disability; or upon termination of the Plan. Prior to such an event, amounts in a participant's account vest at the rate of 10% per year of service, provided that such vesting shall reach 100% when the participant reaches the age of 60. Payment of an account may be in a lump sum or in installments as determined by the Personnel Committee, and installments may be accelerated by the Committee. Payment must be commenced within one year of the termination of the participant's employment with Sterling.

    LONG-TERM INCENTIVE PLANS. The Personnel Committee believes that plans such as the 1998 Long-Term Incentive Plan provide a competitive incentive opportunity which links the achievement of financial goals and greater Shareholder value with individual performance. The purpose of these plans is to encourage the ownership of Common Stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty and to give suitable recognition to individuals' material contributions to Sterling's success.

COMPENSATION OF CEO

      During 1999, the compensation of the CEO was based on the general principles of the executive compensation program and on the CEO's Employment Agreement. In determining the salary and other forms of compensation for the Chairman of the Board and CEO, Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey's substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling's diversification and growth in recent years. The Personnel Committee believes that Mr. Gilkey's compensation as Chief Executive Officer appropriately reflects Sterling's performance during 1999 and his contributions to that performance.

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1999 there were no "interlocking" or cross-board memberships, which are required to be disclosed under SEC rules.

      For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see "Interest of Directors and Executive Officers in Certain Transactions."

                SUBMITTED ON BEHALF OF THE PERSONNEL COMMITTEE:

                          Robert D. Larrabee, Chairman
                                James P. Fugate
                                 Robert Meyers

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning compensation received from Sterling by each of the named Executive Officers for services in all capacities to Sterling and its subsidiaries for the last three years.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                        ANNUAL COMPENSATION                     COMPENSATION
        NAME AND          -----------------------------------------------   ---------------------
       PRINCIPAL           FISCAL                           OTHER ANNUAL    SECURITIES UNDERLYING    ALL OTHER
        POSITION            YEAR     SALARY($)   BONUS($)    COMP.($)(1)         OPTIONS(#)         COMP.($)(2)
------------------------  --------   ---------   --------   -------------   ---------------------   -----------
Harold B. Gilkey,           1999      280,000     48,000    33,762 41,376   25,000 20,000 10,000      258,594
Chairman & CEO of           1998      252,000     24,000       35,368                                 166,329
Sterling                    1997      240,000          0                                              153,904

William W. Zuppe,           1999      210,000     40,000    25,887 38,554   25,000 20,000 10,000      101,268
President & COO of          1998      189,000     18,000       32,606                                  82,850
Sterling                    1997      180,000          0                                               76,520

David P. Bobbitt,           1999      132,000     25,000    6,700 6,600     10,000 7,500 5,000         10,850
Exec. Vice President of     1998      120,000     18,000          N/A                                   7,100
Sterling Savings            1997      110,000          0                                                3,266

Heidi B. Stanley,           1999      120,000     25,000    14,539 12,375   10,000 7,500 --            20,400
Exec. Vice President of     1998      102,000     18,000           --                                 17,256 --
Sterling Savings(3)         1997           --         --

John M. Harlow,             1999      175,000     40,000    11,958 11,665   7,500 7,500 5,000          27,267
Vice President of           1998      165,000     35,000          N/A                                  21,311
Sterling Savings;           1997      156,000          0                                               18,475
President of INTERVEST

---------

(1) Compensation amounts are not required to be provided where the aggregate amounts of perquisites and other personal benefits do not exceed the lesser of either $50,000 or 10% of the total of such officer's annual salary and bonus. Amounts shown for 1999 include Director's fees of $13,500 each for Messrs. Gilkey and Zuppe, and $1,050 for Mr. Harlow; auto allowances of $8,400 each for Messrs. Gilkey and Zuppe, and $6,600 each for Mr. Bobbitt, Ms. Stanley, and Mr. Harlow; and club dues of $11,862, $3,987, $100, $7,939 and $4,308 for Mr. Gilkey, Mr. Zuppe, Mr. Bobbitt, Ms. Stanley, and
     Mr. Harlow, respectively.

(2) Includes 1999 vesting of amounts in the Deferred Compensation Plan, matching contributions under Sterling Savings' Employee Savings Plan and the value (as projected on an actuarial basis pursuant to I.R.C. Rev.
     Rule 55-747 ("PS 58")) of the premium for life insurance coverage provided for Messrs. Gilkey and Zuppe. Aggregate contributions to the Deferred Compensation Plan during 1999, 1998 and 1997 for the named officers were $198,000, $118,000 and $82,000, respectively.

(3)   Ms. Stanley did not qualify for inclusion on this Table until 1998.

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS

      Sterling has entered into employment agreements (the "Agreements") with Messrs. Gilkey and Zuppe, which provide for annual fixed minimum salaries. Salaries for 1999 for Mr. Gilkey and Mr. Zuppe have been set at $280,000 and $210,000, respectively. Additionally, the Agreements provide for incentive bonuses, non-qualified deferred compensation, long-term incentive compensation including stock options, certain perquisites, split-dollar life insurance policies and rights to participate in other benefit programs offered or maintained by Sterling. The Agreements with Messrs. Gilkey and Zuppe expire on June 30, 2004 and August 31, 2006, respectively.

      The Agreements provide for the payment of certain severance benefits to Messrs. Gilkey and Zuppe upon termination of their employment by Sterling without cause or following a constructive discharge, a notice of non-renewal or their permanent disability. Pursuant to these provisions, Mr. Gilkey and Mr. Zuppe would be entitled to receive their base salary in effect at the time of termination until the later to occur of the expiration of their Agreements or the end of a three-year period. In the event Messrs. Gilkey or Zuppe were discharged within eighteen months following a change in control of Sterling, they would be entitled to their base salaries and incentive bonuses, at the highest annual rates during their employment, for a three-year period. In addition, earned but unpaid base salary and incentive bonus amounts and amounts held for Messrs. Gilkey and Zuppe in the Deferred Compensation Plan as of the date of termination would be payable in full. Group hospitalization, health, dental care, life or other insurance, including travel, accident and disability insurance and the perquisites set forth in the Agreements would continue through the end of the applicable period. Stock options granted pursuant to the Agreements would become fully exercisable during the severance period. In the event any payments received by Messrs. Gilkey and Zuppe in connection with a change in control were subject to the excise tax imposed upon certain change-in-control payments under federal tax laws, the Agreements provide for an additional payment sufficient to restore each executive to the same after-tax position the executive would have been in if the excise tax had not been imposed.

      Sterling is the plaintiff in a lawsuit which is pending in the United States Court of Federal Claims (the "Lawsuit"). The Lawsuit is an action for damages arising out of the government's breach of its contracts with Sterling in connection with Sterling's past acquisitions of certain troubled thrift associations. In the event that a settlement or judgment amount is received by Sterling as a result of the Lawsuit, Messrs. Gilkey and Zuppe are entitled by the terms of the Agreements to receive three percent and two percent, respectively, of the gross amount received in recognition of their substantial contribution in bringing about the settlement or judgment. This provision is intended to survive the termination of the Agreements.

      The following tables set forth information with respect to stock options granted to and exercised by the Chief Executive Officer of Sterling and the next four most highly compensated Executive Officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                                                                       REALIZABLE
                                                                                    VALUE AT ASSUMED
                                             INDIVIDUAL GRANTS                       ANNUAL RATES OF
                            ----------------------------------------------------          STOCK
                               NUMBER                                                     PRICE
                            OF SECURITIES   % OF TOTAL    EXERCISE                    APPRECIATION
                             UNDERLYING       OPTIONS      OR BASE                   FOR OPTION TERM
                               OPTIONS      GRANTED IN      PRICE     EXPIRATION   -------------------
NAME                           GRANTED      FISCAL YEAR   ($/SH)(1)      DATE       5% ($)    10% ($)
----                        -------------   -----------   ---------   ----------   --------   --------
Harold B. Gilkey                25,000         14.08        11.69      12/13/09    183,793    465,770

William W. Zuppe                25,000         14.08        11.69      12/13/09    183,793    465,770

David P. Bobbitt                 7,500          4.23        11.69       2/28/08     48,337    119,057
                                 2,500          1.41        11.69       2/28/09     18,379     46,577

Heidi B. Stanley                 5,000          2.82        11.69       2/28/08     32,224     79,371
                                 5,000          2.82        11.69       2/28/09     36,758     93,154

John M. Harlow                   4,000          2.25        11.69       2/28/08     25,779     63,497
                                 3,500          1.97        11.69       2/28/09     25,731     65,207

---------

(1) The Exercise or Base Price is the fair market value of the Common Stock on the date of grant as listed on the Nasdaq National Market, as adjusted for stock dividends declared and/or paid.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN THE MONEY
                                                             OPTIONS AT YEAR END       OPTIONS AT YEAR-END ($)(1)
                        SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                    ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ---------------   ------------   -----------   -------------   -----------   -------------
Harold B. Gilkey               0               0           81,500         32,500         27,920            0

William W. Zuppe               0               0           82,250         32,000         66,032            0

David P. Bobbitt               0               0           20,000         21,500              0            0

Heidi B. Stanley               0               0           35,000         22,500         15,900            0

John M. Harlow                 0               0           37,000         21,000         15,900            0

---------

(1)   Values are adjusted for stock dividends declared and/or paid.

                         SHAREHOLDER RETURN COMPARISON

      The following chart sets forth a five-year comparison of total Shareholder return on the Common Stock of Sterling to the Nasdaq National Stock Index (US Companies) and a peer group index comprised of all publicly traded savings and loan associations with a market capital of $250 million or less. The chart assumes an investment of $100 on December 31, 1994 and the reinvestment of all dividends.

      THE STOCK PRICE PERFORMANCE SHOWN ON THE FOLLOWING CHART IS PROVIDED AS OF YEAR-END AND MAY NOT BE INDICATIVE OF CURRENT STOCK PRICE LEVELS OR FUTURE STOCK PRICE PERFORMANCE.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURNS
                                                    Sterling Financial                          NASDAQ
                                                           Corporation  Peer Group Index  Market Index
31-Dec-94                                                       100.00            100.00        100.00
31-Dec-95                                                       134.15            140.89        129.71
31-Dec-96                                                       137.80            167.59        161.18
31-Dec-97                                                       212.20            272.00        197.16
31-Dec-98                                                       165.85            219.95        278.08
31-Dec-99                                                       112.20            194.30        490.46
Index Value
Assumes Dividend Reinvested

                    PROPOSAL 2: RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

      The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as independent auditors for Sterling and its subsidiaries for the year ending December 31, 2000, and any interim periods, subject to ratification by the Shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will be given an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of PricewaterhouseCoopers LLP is not ratified by the required number of votes, the Board will reconsider its selection of independent auditors for 2000.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
             INDEPENDENT PUBLIC ACCOUNTANTS FOR STERLING FOR 2000.
                                 OTHER MATTERS

      Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein. The enclosed Proxy, however, confers discretionary authority to the Proxy agents to vote with respect to matters which may be presented at the Annual Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Annual Meeting, the Proxy agents will vote according to their own judgment.

                   INTEREST OF DIRECTORS, OFFICERS AND OTHERS
                            IN CERTAIN TRANSACTIONS

      Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings during 1999. In addition, certain Directors and Executive Officers are officers, directors or shareholders of corporations or members of partnerships which were customers of or had transactions with Sterling Savings during 1999. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The law firm of Witherspoon, Kelley, Davenport & Toole, P.S., of which Ned M. Barnes is a principal, received approximately $975,863 during 1999 for legal services rendered to Sterling and its subsidiaries, exclusive of amounts paid by customers.

                              INDEPENDENT AUDITORS

      Sterling's independent public accountant, PricewaterhouseCoopers LLP, has advised Sterling that it will have a representative at the Annual Meeting. The representative will have an opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. As described under "Proposal 2: Ratification of Appointment of Independent Auditors," the Audit Committee has recommended and the Board of Directors has approved, subject to ratification at the Annual Meeting, appointment of PricewaterhouseCoopers LLP as the independent public accountants for the year ending December 31, 2000 and any interim periods.

                             SHAREHOLDER PROPOSALS

      It is presently anticipated that the next Annual Meeting of Shareholders of Sterling will be held on Tuesday, April 24, 2001. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the 2001 Annual Meeting of Shareholders, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling's corporate offices by November 24, 2000.

                   SECTION 16 OF THE SECURITIES EXCHANGE ACT

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling's Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling's securities and any changes in that ownership with the SEC. Based solely upon written representations from such reporting persons, Sterling believes that during 1999 such filing requirements were complied with.

                                 ANNUAL REPORT

      A copy of Sterling's 1999 Financial Highlights and Sterling's Annual Report on Form 10-K, as filed with the SEC, are enclosed.

-------------------------------------------------------------------------------

                          STERLING FINANCIAL CORPORATION
                                 REVOCABLE PROXY

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF STERLING,
   FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN THE CONFERENCE THEATER OF THE AGRICULTURAL TRADE CENTER (LOCATED IN THE CONVENTION CENTER), 334
  WEST SPOKANE FALLS BOULEVARD, SPOKANE, WASHINGTON, ON TUESDAY, APRIL 25, 2000,
                                       AT 10:00 A.M.

     The undersigned hereby appoints Harold B. Gilkey and William W. Zuppe and each of them, with full power of substitution, as proxies of the undersigned, to vote at the above-stated Annual Meeting and at all adjournments thereof, all shares of Sterling Financial Corporation held of record by the undersigned on the record date for the Meeting upon the following matters and upon any other matters which may properly come before the Meeting or any adjournment thereof in their discretion.

       (Continued, and to be marked, dated and signed, on the other side)

                                                               --------------
                                                                 See Reverse
                                                                     Side
                                                               --------------

-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION    Please mark
  IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS           your votes as  /X/
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD          indicated in
                     OF DIRECTORS.                          this example


                                         FOR     WITHHOLD
                                                 FOR ALL
(1) TO ELECT THREE DIRECTORS FOR A       / /       / /
    TERM EXPIRING AT THE ANNUAL
    MEETING IN 2003, AND ONE DIRECTOR
    FOR A TERM EXPIRING AT THE ANNUAL
    MEETING IN 2002.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through such nominee's name. This proxy will be deemed to confer authority to vote for each nominee whose name is not stricken.

Rodney W. Barnett (2003)    David O. Wallace (2003)

William W. Zuppe (2003)     Thomas H. Boone (2002)

                                                          FOR  AGAINST  ABSTAIN

(2)  TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS  / /    / /      / /
     LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR
     ENDING  DECEMBER 31, 2000 AND ANY  INTERIM PERIODS.

(3)  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO   / /    / /      / /
     VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
     BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                          I plan to attend the meeting.  / /

PLEASE SIGN, DATE AND RETURN PROMPTLY.

EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREON AND IN THE ABSENCE OF SPECIFICATION WILL BE TREATED AS GRANTING AUTHORITY TO VOTE FOR ALL NOMINEES IN THE ELECTION OF DIRECTORS AND FOR PROPOSAL (2) ABOVE.

RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IS HEREBY
ACKNOWLEDGED BY SHAREHOLDER WHOSE NAME APPEARS ON LEFT.

   Signature(s)                                              Dated      , 2000
               ---------------------------------------------      ------
   PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE


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                           - FOLD AND DETACH HERE -